Amendment to Fee Waiver Agreement

This Amendment to the Fee Waiver Agreement shall be effective as of October 1, 2012

Whereas, and AllianceBernstein, L.P., a limited partnership organized under the laws of Delaware ("Portfolio Manager"), provides portfolio management services to HC Capital Trust (formerly The Hirtle Callaghan Trust) ("Trust") pursuant to the terms of two Portfolio Management Agreements, each dated December 5, 2008 (the "Agreements"); and

WHEREAS, there is currently in effect a Fee Waiver Agreement between Portfolio Manager and the Trust, the term of which agreement is October 1, 2011 through September 30, 2012; and

WHEREAS, the parties have agreed to extend the term of such agreement for a period of an additional twelve months, and

NOW, THEREFORE, in consideration of the promises and covenants set forth herein and intending to be legally bound hereby, the parties agree as follows:

1. The term of the Fee Waiver Agreement be extended until September 30, 2013. Until such date, the Portfolio Manager agrees that it will continue to waive that portion of the fee to which it is entitled under the Agreements that exceeds 0.31% of each Portfolio's average daily net asset value of the Combined Assets.

2. All capitalized terms used in the Fee Waiver Amendment, as amended hereby, shall have the same meaning ascribed to them in the Agreements. Except as specifically set forth in the Fee Waiver Agreement, as amended hereby, all other provisions of the Agreements shall remain in full force and effect.

3. This Amendment to the Fee Waiver Agreement may be executed in any number of counterparts by the parties hereto (including facsimile transmission), each of which counterparts when so executed shall constitute an original, but the counterparts when together shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Fee Waiver Agreement to be executed and delivered by their respective duly authorized representatives as of the date first above written.

HC Capital Trust

/s/ Colette Bull
By: Colette Bull
Title: Vice President and Treasurer


AllianceBernstein, L.P.

/s/ Mark A. Nelson
By: Mark A. Nelson
Title: Assistant Secretary